Exhibit 5.1

Covington & Burling LLP The New York Times Building 620 Eighth Avenue New York, NY 10018-1405 T +1 212 841 1000

December 13, 2024

Cartesian Therapeutics, Inc.
7495 New Horizon Way
Frederick, Maryland 21703

Ladies & Gentlemen:

We have acted as counsel to Cartesian Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Act”), of the resale of up to (i) 5,813,223 shares (the “Issued Shares”) of the Company’s common stock, par value $0.0001 per share (“Common Stock”), and (ii) 437,927 shares (the “Underlying Shares”) of the Company’s Common Stock issuable upon the conversion of 437,927 shares (the “Preferred Shares”) of the Company’s Series B Non-Voting Convertible Preferred Stock, par value $0.0001 per share, pursuant to the registration statement on Form S-3 filed with the Securities and Exchange Commission (the “Commission”) on the date hereof (such registration statement, as amended to the date hereof, is herein referred to as the “Registration Statement”).

We have reviewed such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.  We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic and that all copies of documents submitted to us conform to the originals.

Based upon the foregoing, we are of the opinion that the Issued Shares have been duly authorized and validly issued and are fully paid and non-assessable, and the Underlying Shares initially issuable upon conversion of the Preferred Shares have been duly authorized and reserved for issuance, and, when the Preferred Shares have been duly converted into the Underlying Shares in accordance with the terms of the Preferred Shares, the Underlying Shares will be validly issued, fully paid and non-assessable.

We are members of the bar of the State of New York.  We do not express any opinion herein on any laws other than the Delaware General Corporation Law.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.  We also hereby consent to the reference to our firm under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Covington & Burling LLP